Calculation of Filing Fee Tables
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lululemon athletica inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	Other	6,300,000	$ 115.30	$ 726,390,000.00	0.0001381	$ 100,314.46
Total Offering Amounts:						$ 726,390,000.00		$ 100,314.46
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 100,314.46
Offering Note
[1]	In accordance with Securities Act Rule 416, this registration statement covers any additional securities to be offered or issued from stock splits, stock dividends or similar transactions or in accordance with anti-dilution adjustments. The proposed maximum offering price per unit is estimated solely for purposes of calculating the registration fee under Securities Act Rules 457(c) and 457(h). The proposed maximum offer price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of the registrant's shares of common stock on June 29, 2026, as reported on the Nasdaq Global Select Market. The security type represents shares of the registrant's common stock issuable under the lululemon athletica inc. 2023 Equity Incentive Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources